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EXHIBIT 99.03


                                     [CNA LOGO] INSURANCE IN TOUCH WITH BUSINESS

FOR IMMEDIATE RELEASE
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CONTACT:
MEDIA --
Charles M. Boesel, 312/822-2592
Katrina W. Parker, 312/822-5167
ANALYSTS --
Robert V. Deutsch, 312/822-4242
Donald P. Lofe, Jr., 312/822-3993



                  CNA FINANCIAL ANNOUNCES RESTRUCTURING CHARGE

CHICAGO, ILLINOIS, DECEMBER 5, 2001 --- CNA Financial Corporation (NYSE:
CNA) today announced that it will record fourth quarter charges related principally to restructuring its Property/Casualty and Life Operations, discontinuation of variable life and annuity business, consolidation of real estate locations and related corporate staff departments reductions.

CNA reported earlier this year that it would take a restructuring charge in the fourth quarter. The Company now estimates that the charges will be between $114 and $124 million after tax. Of that amount, approximately 40% is related to people costs, 35% is related to real estate and 25% is related to asset write-offs.

CNA's new organization comprises three major businesses -Property/Casualty; Life/Group; and Reinsurance Operations. During the first half of 2002, CNA plans to consolidate from 169 to 68 locations in 63 cities. CNA will maintain its presence in its current markets serving agents and brokers.

The number of all staff positions company wide is scheduled to be reduced by approximately 1,850 positions to about 16,500. The largest number of reductions is planned to occur in the Chicago headquarters.

"By creating a simplified and leaner organization for our customers and partners that is more focused on underwriting excellence, we position CNA for improved financial performance," said Bernard L. Hengesbaugh, chairman and chief executive officer of the CNA insurance companies.

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CNA/2

As a result of all of the organizational changes, CNA is evaluating the way that it reports its segments to better reflect the new structure. The new segments will be reported in the year-end earnings release scheduled for February 14, 2002 and the 2001 annual report in March.

CNA is a leading insurance organization offering a broad range of insurance products and insurance-related services in the property/casualty, life, group and reinsurance markets. Visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

FORWARD LOOKING STATEMENT

The statements contained in this press release, which are not historical facts, are forward-looking statements. When included in this press release, the words "believes," "expects," "intends," "anticipates," "estimates," and analogous expressions are intended to identify forward-looking statements. Forward looking statements include expected losses in the Company's insurance business, including losses for asbestos, environmental pollution and mass tort claims; the Company's expectations concerning its revenues, earnings, expenses and investment activities; expected cost savings and other results from the Company's restructuring activities; and expected proceeds and terms of, and other matters concerning, the Company's anticipated disposition of its U.K.-based reinsurance business; and the Company's proposed actions in response to trends in its business.

Such statements, and the financial condition and results of operations of the Company and the price of the Company's common stock, inherently are subject to a variety of risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, the impact of competitive products, policies and pricing and the competitive environment in which the Company operates; product and policy demand and market responses; development of claims and the effect on loss reserves; exposure to liabilities due to claims made by insureds and others relating to asbestos remediation and health-based asbestos impairments, and exposure to liabilities for environmental pollution and mass tort claims; the sufficiency of the Company's loss reserves and the possibility of future increases in reserves; the performance of reinsurance companies under contracts with the Company; general economic and business conditions; changes in financial markets (interest rate, credit, currency, commodities and stocks); changes in foreign, political social and economic conditions; regulatory limitations and restrictions upon the Company and its insurance subsidiaries; regulatory initiatives and compliance with governmental regulations; judicial decisions and rulings; the possibility of downgrades in the Company's ratings by ratings agencies and changes in rating agency policies and practices; the results of financing efforts; changes in the Company's composition of operating segments; the actual closing of contemplated transactions and agreements and various other matters and risks (many of which are beyond the Company's control) detailed in the Company's Securities and Exchange Commission filings.

These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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